As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-162867

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Winn-Dixie Stores, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-0514290
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5050 Edgewood Court

Jacksonville, Florida 32254

(Address of Principal Executive Offices and Zip Code)

Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan

(Full title of the Plan)

Corporation Service Company

1703 Laurel Street

Columbia, South Carolina

(Name and address of agent for service)

800-927-9800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Winn-Dixie Stores, Inc., a Florida corporation (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 333-162867) initially filed with the Securities and Exchange Commission on November 4, 2009 (the “Registration Statement”) registering 6,100,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) for the Company’s Fiscal 2010 Equity Incentive Plan, by deregistering all of the Common Stock registered on the Registration Statement that has not been sold or otherwise remains unissued.

On December 19, 2011, the Company entered into an Agreement and Plan of Merger, dated as of December 16, 2011 (the “Merger Agreement”), with Opal Holdings, LLC, a Delaware limited liability company (“Parent”), and Opal Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”), pursuant to which on March 9, 2012, Merger Sub was merged with and into the Company, with the Company being the surviving corporation and continuing its existence under the laws of the State of Florida (the “Merger”). Pursuant to the Merger Agreement, on March 9, 2012, each issued and outstanding share of Common Stock of the Company, other than any shares owned by the Company, the Acquiring Parties or Merger Sub, were cancelled and converted automatically into the right to receive $9.50 in cash, without interest. Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with the undertaking contained in Part II, Item 9(a)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Common Stock which remains unissued under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 9, 2012.

Winn-Dixie Stores, Inc.

By:	/s/ Brian Carney
Name:	Brian Carney
Title:	Vice President

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